NEWS RELEASE
For Immediate Release                                                                                 Contact: Raymond Brandstrom
August 12, 2004                                                                                         Chief Financial Officer
                                                                                        (206) 298-2909
EMERITUS REPORTS SECOND QUARTER RESULTS

SEATTLE, WA, August 12, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced second quarter 2004 net loss to common shareholders of $883,000 compared to a net loss of $932,000 for the second quarter 2003. Second quarter 2003 results included a gain of $1.4 million related to the sale of the Company’s shares of ARV Assisted Living stock. Net loss to common shareholders decreased from the previous quarter by $2.6 million, improving from a net loss of $3.5 million in the first quarter of 2004.

Total Revenue for the quarter increased $29.3 million to $78.7 million for the second quarter. The majority of this increase came from our acquisitions of 61 communities from May 2003 through June 2004. Operating Expenses increased to $75.3 million for the second quarter 2004, an increase of $28.5 million from the same quarter last year, also primarily from acquisitions. Overall, Income from Operations, defined as Total Operating Revenues less Total Operating Expenses (exclusive of Interest Income, Interest Expense, and Other, Net) increased $822,000 from income of $2.6 million in the second quarter of 2003 to income of $3.5 million in the current year quarter.

“Our occupancy moved forward 3 percent during the quarter, ending at 81 percent,” stated Ray Brandstrom, CFO. “With the revenue velocity from our acquisitions and increased occupancy, our results improved substantially over the prior year quarter. We continued to see substantial occupancy growth in July, which ended with 83 percent occupancy for our consolidated communities”

For the six months ended June 30, 2004, the Company increased revenue by $48.7 million to $145.3 million, primarily from the acquisition of communities described above. Operating Expense increased by $49.4 million to $140.7 million principally from the aforementioned acquisitions. Interest Expense increased by $1.5 million to $8.0 million primarily related to the purchase acquisition of 24 communities in October and December 2003 offset by the sale-leaseback of 3 communities in August and September 2003. Other, Net declined from $1.4 million to $600,000. The first six months of 2003 includes a gain of $1.4 million from the Company's sale of its ARV Assisted Living stock. The first six months of 2004 reflects $1.3 million in amortization of gain from the sale of communities in the third quarter of 2003 and a loss of $794,000 that represents the Company's portion of Alterra Healthcare Corporation's loss as reported the first quarter of 2004. Net loss to common shareholders improved $1.2 million to a loss of $4.4 million for the six months.

Same Community Results

Emeritus operated 84 Same Store Communities for the second quarter of both 2004 and 2003. Community Operating Income, which excludes general and administrative expense, improved $1.8 million to $17.4 million from $15.6 million for the same quarter last year primarily from increased Community operating revenue from rate, move-in fee and occupancy improvements, offset minimally by a small increase in Community operating expense. Operating Income after Interest Expense for the second quarter was $4.0 million compared to $2.8 million for the same quarter last year.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,500 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities since our management agreements for those communities could be terminated on short-term notice. While we believe that the arrangements with our Emeritrust I communities will continue, we cannot guarantee that they will and thus, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

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EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)
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			1
			1
	Three Months ended June 30,		1	Six Months ended June 30,

	2004	2003	1	2004	2003

Revenues:
Community revenue	$75,880	$45,160		$139,418	$88,246
Other service fees	1,641	1,041		3,006	2,035
Management fees	1,196	3,197		2,829	6,294

Total operating revenues	78,717	49,398		145,253	96,575

Expenses:
Community operations	48,770	29,785		91,225	58,430
General and administrative	6,546	5,811		12,778	11,215
Depreciation and amortization	2,328	1,840		4,391	3,687
Facility lease expense	17,674	9,325		32,366	17,929

Total operating expenses	75,318	46,761		140,760	91,261

Income from operations	3,399	2,637		4,493	5,314

Other income (expense):
Interest income	134	173		287	328
Interest expense	(4,211)	(3,229)		(8,004)	(6,502)
Other, net	665	1,392		599	1,440

Net other expense	(3,412)	(1,664)		(7,118)	(4,734)

Net income (loss)	(13)	973		(2,625)	580

Preferred stock dividends	(930)	(1,905)		(1,850)	(3,776)

Net loss to common shareholders	$(943)	$(932)		$(4,475)	$(3,196)

Loss per common share:
Basic and diluted	$(0.09)	$(0.09)		$(0.43)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	10,610	10,249		10,460	10,248

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Emeritus Assisted Living
Same Community Statements of Operations (1)
(unaudited)
(In thousands)

	Three Months ended
	June 30,

	2004	2003

Revenue	$46,349	$44,092
Community operating expenses	(28,993)	(28,505)

Community operating income	17,356	15,587

Depreciation & amortization	(1,412)	(1,599)
Facility lease expense	(9,647)	(8,685)

Operating income	6,297	5,303

Interest expense, net	(2,313)	(2,535)

Operating income after interest expense	$3,984	$2,768

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2003. Results exclude corporate general and administrative costs.

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